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                                                                   EXHIBIT 21(a)

                       List of Wholly Owned Subsidiaries

Rainbow Technologies North America, Inc.
Mykotronx, Inc.
Software Security, Inc.
Rainbow Technologies, Ltd. (UK)
Rainbow Technologies, SARL
Rainbow Technologies, SA (France)
Rainbow Technologies, GmbH
Rainbow Technologies, BV (Netherlands)